Exhibit 3.2

Execution Version

LIMITED PARTNERSHIP AGREEMENT

of

GOLDEN CREDIT CARD LIMITED PARTNERSHIP

by and among

GOLDEN CREDIT CARD GP INC.

as Managing General Partner

and

ROYAL BANK OF CANADA

as Limited Partner

and

Each Person who is admitted to the Partnership as a General Partner or Limited Partner hereafter

February 1, 2023

- ii -

SCHEDULES

Schedule 1 – Additional Managing General Partner Representations and Warranties

- iii -

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Golden Credit Card Limited Partnership (the “Partnership”) is made as of the 1st day of February, 2023.

BY AND AMONG:

(1)	Golden Credit Card GP Inc. (the “Managing GP”), a corporation incorporated under the laws of the Province of Ontario;

(2)	Royal Bank of Canada (the “Limited Partner” or the “Bank”), a bank named in Schedule I to the Bank Act (Canada); and

(3)	Each Person who is admitted to the Partnership as a general partner or limited partner hereafter.

RECITALS:

(a)	The Managing GP and the Limited Partner established the Partnership under the laws of the Province of Ontario pursuant to a declaration dated February 1, 2023; and

(b)	The parties hereto are desirous of confirming their agreement respecting the Partnership on the terms and conditions set forth in this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Article 1
INTERPRETATION

Section 1.1	Definitions and Construction.

The expressions defined in the second amended and restated pooling and servicing agreement (as may be amended, supplemented, modified, restated or replaced from time to time, the “Pooling and Servicing Agreement”) dated as of October 30, 2009 between the Bank, as seller and initial servicer, and BNY Trust Company of Canada, as custodian (the “Custodian”) shall, except where the context otherwise requires and save where otherwise defined in this Agreement, have the same meanings in this Agreement, including the recitals hereto.

In addition, whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Affiliate” means any Person which is for the time being an affiliate (within the meaning of the Bank Act (Canada) or the Business Corporations Act (Ontario), as applicable, as amended from time to time).

“Asset Representations Review Agreement” means any agreement entered into from time to time between the Partnership, the Bank and Clayton Fixed Income Services LLC, as asset representations reviewer, under which the Partnership engages the asset representations reviewer to perform certain review services with respect to the Receivables subject to the Ownership Interests.

“Associate” has the meaning specified in Section 1 of the Securities Act (Ontario) as in effect on the date of this Agreement.

“Capital Account Ledger” means the ledger maintained by the Managing GP on behalf of the Partnership in respect of each Partner to record the balance of each Partner’s Capital Contributions from time to time.

“Capital Contribution” means, in relation to each Partner, the aggregate of the capital contributed by or agreed to be contributed by that Partner to the Partnership from time to time by way of Cash Capital Contributions and Capital Contributions in Kind as determined on each Distribution Day in accordance with the formula set out in this Agreement.

“Capital Contribution Balance” means the balance of each Partner’s Capital Contributions as recorded from time to time in the relevant Partner’s Capital Account Ledger.

“Capital Contribution in Kind” means contributions by a Partner to the Partnership other than Cash Capital Contributions.

“Capital Distribution” means any return on a Partner’s Capital Contribution in accordance with the terms of this Agreement.

“Cash Capital Contributions” means a Capital Contribution made in cash.

“Declaration” means a declaration of limited partnership made under the Limited Partnerships Act (Ontario) and, where the context requires, the registration thereof if and as required under the Business Names Act (Ontario), and includes a Declaration that has been amended.

“Fiscal Year” means a fiscal year of the Partnership, currently being each year ended December 31.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Insolvency Event” means there is commenced against the Limited Partner any proceeding or the taking of any step by or against the Limited Partner for the dissolution, liquidation or winding-up of the Limited Partner or for any relief from the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, custodian, liquidator or other person with similar powers with respect to the Limited Partner.

“Net Income” or “Net Loss” means, respectively, the net income or net loss of the Partnership as determined in accordance with IFRS.

“Non-resident” means a non-resident of Canada as such term is defined in the Income Tax Act or a partnership that is not a Canadian partnership within the meaning of the Income Tax Act.

“Offering Document” means any offering memorandum, registration statement or prospectus (including any prospectus supplement) prepared in connection with the Related Securities, as revised, supplemented or amended from time to time.

“Partner” means the Managing GP, the Limited Partner and each Person who is admitted to the Partnership as a general partner or limited partner.

“Prescription Date” means, with respect to a series, class or tranche of Related Securities, the date specified in the Series Purchase Agreement for such Related Securities as the fixed date on which the principal of such series, class or tranche of Related Securities is due and payable.

“Securities Purchase Agreement” means any underwriting agreement, note purchase agreement, agency agreement, private placement agreement or other similar agreement entered into from time to time between the Partnership, the Bank, the Trust and the broker-dealers named therein, as underwriters, initial purchasers, agents or placements agents, which provides for the purchase and sale or placement of the Related Securities by the Trust.

“Series Co-Ownership Assignment Agreement” means any agreement entered into from time to time between the Partnership, the Bank, the Trust and the Custodian under which the Partnership transfers an Ownership Interest purchased from the Bank to the Trust, and assigns its right, title and interest under the related Series Purchase Agreement to the Trust.

“Subsidiary” means any Person which is for the time being a subsidiary (within the meaning of the Bank Act or the Business Corporations Act (Ontario), as applicable).

“Taxable Income” or “Taxable Loss” means, respectively, in respect of any Fiscal Year, the amount of income or loss for tax purposes of the Partnership for such period determined in accordance with this Agreement and the provisions of the Income Tax Act.

“Transaction Documents” means any Series Purchase Agreements, Distribution Notices, Series Co-Ownership Assignment Agreements, Asset Representations Review Agreement, Securities Purchase Agreement and any Related Documents to which the Partnership is party.

“Transfer” includes, in reference to any interest in the Partnership, (i) any transfer of such interest, directly or indirectly, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment, (ii) any sale, assignment, gift, donation, redemption, conversion or other disposition of such interest, directly or indirectly, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and (iii) the granting, directly or indirectly, of any mortgage, charge, pledge, encumbrance or grant of security interest, and in each case any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

“Trust” means Computershare Trust Company of Canada, in its capacity as trustee of Golden Credit Card Trust.

Article 2
RELATIONSHIP AMONG PARTNERS

Section 2.1	Formation of Partnership.

The Managing GP and the Limited Partner agreed to and formed a limited partnership pursuant to the laws of the Province of Ontario on February 1, 2023. The parties to this Agreement have agreed to confirm their agreements relating to the Partnership on the terms and conditions set out in this Agreement. The Partnership will be effective as a limited partnership from February 1, 2023, the date on which the Declaration was filed in accordance with the Limited Partnerships Act (Ontario) (the “LP Act”), and the Partnership will file any documents necessary under applicable laws as a result of the agreements reflected in this Agreement.

Section 2.2	Name of Partnership.

Subject to the provisions of the LP Act and the Business Names Act (Ontario) and any other applicable legislation, the name of the Partnership will be Golden Credit Card Limited Partnership, or such other name as the Managing GP may, with the consent of the Limited Partner, from time to time determine in accordance with the terms of this Agreement.

Section 2.3	Business of the Partnership.

(1)	The purpose to be conducted or promoted by the Partnership is to engage in the following activities:

(a)	to prepare, execute and cause to be filed with the United States Securities and Exchange Commission (the "SEC"), as “depositor” (as such term is defined in the United States Securities Act of 1933, as amended (the "Securities Act")), one or more registration statements on Form SF-3 (each, a “Registration Statement"), for the purpose of registering under the Securities Act, for sale at any time or from time to time in the future, Related Securities, and to engage in any activities necessary, appropriate or convenient, and to authorize, execute and deliver any other agreement, amendment, notice or document (including the Transaction Documents), in connection with or relating to the Registration Statement, including the filing of any notices, applications and other documents necessary, advisable or convenient to comply with the Securities Act;

(b)	to execute and deliver and to perform its obligations under any Series Purchase Agreement to be entered into with the Bank and the Custodian, to purchase or otherwise acquire assets from the Bank, to execute and deliver and to perform its obligations under any amendments and/or supplements, including any supplemental conveyances relating to the Series Purchase Agreement and any related Distribution Notices, and to engage in any activities necessary, appropriate or convenient in connection with the rights and obligations of the Partnership under the Series Purchase Agreement and Distribution Notice in connection with the acquisition of assets from the Bank and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, relating to or contemplated by the Series Purchase Agreement, the Distribution Notice or the acquisition of assets from the Bank;

(c)	to purchase, acquire, own, hold, sell, dispose of, endorse, transfer, assign, pledge and finance Ownership Interests including, without limitation, to grant a security interest in Ownership Interests;

(d)	to engage in any activities necessary to hold, receive, exchange, sell, transfer, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to, all of the Partnership’s property, including without limitation, Ownership Interests and any property or interest which may be acquired by the Partnership as a result of any distribution in respect of Ownership Interests and any property received by the Partnership as a capital contribution from the Partners;

(e)	to execute and deliver, and to perform its obligations under, the Series Co-Ownership Assignment Agreements, to sell or otherwise transfer all or any of Ownership Interests acquired from the Bank to the Trust in connection with the Series Co-Ownership Assignment Agreements, to execute and deliver, and to perform its obligations under, any amendments, supplements or assignments, reassignments or reconveyances of co-ownership interests in receivables and other assets related to the Series Co-Ownership Assignment Agreements, to execute, deliver and perform its obligations under each other Transaction Document and each other document related to the issuance of Related Securities by the Trust and to engage in any activities necessary, appropriate or convenient, and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, relating to the Trust or relating to or contemplated by the Series Co-Ownership Assignment Agreements or the other Transaction Documents;

(f)	to acquire, hold, enjoy, sell or otherwise transfer and grant rights in all of the rights and privileges of any certificate, interest or other indicia of beneficial ownership issued by the Trust or any other Person to the Partnership pursuant to any trust agreement, co-ownership purchase agreement, co-ownership assignment agreement, indenture or other document and transfer such certificate, interest or other indicia of beneficial ownership interest to another Person;

(g)	to engage in any activities necessary, appropriate or convenient, and to authorize, execute and deliver any other agreement, notice or document (including the Transaction Documents), in connection with or relating to the activities described above, including the filing of any notices, applications, financing statements, and other documents necessary, advisable or convenient to comply with any applicable laws, statutes, rules and regulation;

(h)	to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued asset backed securities and whether with unrelated third parties or with affiliated entities; and

(i)	to engage in any lawful act or activity and to exercise any powers permitted to a limited partnership organized under the laws of the Province of Ontario that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

Section 2.4	Principal Place of Business.

(1)	The principal office of the Partnership will be located at 200 Bay Street, Toronto, Ontario M5J 2J5 and/or at such other place or places in Canada as the Managing GP may from time to time determine.

(2)	The Partnership will be permitted to carry on business in any jurisdiction, but the Managing GP will be required in all cases to use its reasonable best efforts to protect the limited liability of the Limited Partner in any such jurisdiction, including by registering the Partnership in other jurisdictions where the Managing GP considers it appropriate to do so.

Section 2.5	Financial Year.

The Fiscal Year end for tax and financial reporting purposes will be December 31 in each calendar year or such other date as the Managing GP may determine from time to time, provided that the Managing GP has obtained any necessary consents from applicable taxation authorities.

Section 2.6	Term.

The Partnership will exist until it is dissolved in accordance with this Agreement.

Section 2.7	Private Issuer Restrictions.

Notwithstanding any other provisions in this Agreement: (i) the number of Partners will be limited to no more than fifty (50), (ii) the right to Transfer any interest in the Partnership is restricted as provided in this Agreement, and (iii) any invitation to the public to subscribe for any interest in the Partnership is prohibited.

Section 2.8	Representations, Warranties and Covenants of the Managing GP.

(1)	The Managing GP represents and warrants to, and covenants with, each other Partner that:

(a)	it is a corporation duly incorporated under the laws of Province of Ontario and is validly subsisting under such laws and has made all filings under all applicable corporate, securities and taxation laws to which the Managing GP is subject, for which the failure to file could have a material adverse effect on the Partnership;

(b)	it has and will continue to have all necessary capacity and corporate authority to act as the managing general partner of the Partnership and to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and such obligations do not and will not conflict with nor do they or will they result in a breach of any of its constating documents or by-laws or any agreement by which it is bound;

(c)	this Agreement constitutes a valid and binding obligation of the Managing GP, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws and legal principles affecting creditors’ rights generally from time to time in effect and to general equitable principles, whether applied in an action at law or in equity;

(d)	except pursuant to the obligations of the Partnership under any of the Transaction Documents, it will not, nor will it cause any of its Affiliates or Associates, to borrow money from the Partnership, or cause the Partnership to lend money to any of its Affiliates or Associates;

(e)	it holds and shall maintain the registrations necessary for the conduct of its business and has and shall continue to have all licences and permits necessary to carry on its business as the managing general partner of the Partnership in all jurisdictions where the activities of the Partnership require such licensing or other form of registration of the managing general partner;

(f)	it will make all filings in a timely manner respecting the Partnership required pursuant to the applicable legislation;

(g)	it will exercise the powers conferred upon it hereunder in pursuance of the business of the Partnership and will devote such time to the conduct of the affairs of the Partnership as may be reasonably required for the proper management of the business affairs of the Partnership;

(h)	it is not a Non-resident, and will retain such status during the term of the Partnership; and

(i)	it will comply with (i) all applicable laws, rules, regulations and orders in all material respects, and (ii) its obligations under each of the Transaction Documents to which it is a party, in all material respects.

(2)	The representations, warranties and covenants contained in this Section 2.8 will survive the execution and delivery of this Agreement, and the Managing GP will be obliged to ensure the continuing accuracy of its representations and warranties contained in this Section 2.8 throughout the continuation of the Partnership.

Section 2.9	Additional Representations and Warranties of the Managing GP.

In addition to the representations and warranties of the Managing GP in Section 2.8, the Managing GP further represents and warrants to each other Partner that the representations and warranties set out in Schedule 1 are true as at the date hereof and will be obliged to ensure the continuing accuracy of the representations and warranties in paragraphs (f) and (g) of Schedule 1 throughout the continuation of the Partnership.

Section 2.10	Representations, Warranties and Covenants of the Limited Partner.

(1)	The Limited Partner represents and warrants to, and covenants with, each other Partner that:

(a)	it is a validly created Canadian chartered bank under the laws of Canada and is validly subsisting under such laws;

(b)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c)	it has the capacity and corporate authority to enter into and perform its obligations under this Agreement, and such obligations do not conflict with nor do they result in a breach of any of its constating documents or by-laws or any material agreement by which it is bound;

(d)	this Agreement constitutes a valid and binding obligation of the Limited Partner, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws and legal principles affecting creditors’ rights generally from time to time in effect and to general equitable principles, whether applied in an action at law or in equity;

(e)	no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance of this Agreement by the Limited Partner, other than those which have been obtained;

(f)	it is not a Non-resident and will retain such status during the term of the Partnership; and

(g)	it will not transfer any interest it holds in the Partnership to a Non-resident.

(2)	The representations, warranties and covenants contained in this Section 2.10 will survive the execution and delivery of this Agreement and the Limited Partner will be obliged to ensure the continuing accuracy of such representations, warranties and covenants throughout the continuation of the Partnership.

Section 2.11	Limitation on Authority of Limited Partners.

The Limited Partner in its capacity as limited partner will not be entitled to:

(a)	take part in the administration, control, management or operation of the business of the Partnership or exercise any power in connection therewith;

(b)	transact any business on behalf of the Partnership or make any commitment on behalf of or otherwise obligate or bind the Partnership;

(c)	other than by voting on a resolution of the Partners (where the Limited Partner is entitled to so vote), execute any document that binds or purports to bind the Partnership or any other Partner as such;

(d)	hold itself out as having the power or authority to bind the Partnership or any other Partner as such;

(e)	have any authority to act for or undertake any obligation or responsibility on behalf of the Partnership or any other Partner as such;

(f)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any encumbrance in respect of any property of the Partnership;

(g)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind except in accordance with this Agreement; or

(h)	take any action that will jeopardize or eliminate the status of the Partnership as a limited partnership.

Section 2.12	Power of Attorney.

(1)	The Limited Partner, by its execution of this Agreement, irrevocably nominates, constitutes and appoints the Managing GP, with full power of substitution, as its agent and true and lawful attorney to act on its behalf with full power and authority in its name, place and stead to execute, deliver, swear to, make, file and record when, as and where required in the opinion of the Managing GP:

(a)	the Declaration, the Record, any amendment to this Agreement made in accordance with the terms of this Agreement and any other document or instrument required to form, qualify, continue and keep in good standing the Partnership as a limited partnership in all jurisdictions in which the Partnership may conduct its business or own property in order to maintain the limited liability of the Limited Partner and to comply with the applicable laws of such jurisdiction;

(b)	each of the Transaction Documents to which the Partnership is a party and any amendment thereto, to the extent such amendment is made and approved in accordance with the terms of this Agreement and any other document on behalf of and in the name of the Partnership as may be necessary to give effect to the conduct of the business of the Partnership;

(c)	any document or instrument, including without limitation any amendments to the Declaration or the Record, necessary to reflect any amendment to this Agreement made in accordance with the terms of this Agreement;

(d)	any document or instrument required in connection with the winding up, dissolution or termination of the Partnership in accordance with the terms of this Agreement;

(e)	all elections, determinations, designations and returns or similar documents or instruments under the Income Tax Act, the Excise Tax Act (Canada) and the regulations thereunder, as amended from time to time, or any other taxation or other legislation or laws of like import of Canada or of any provinces or jurisdictions in respect of the affairs of the Partnership or of a Partner’s interest in the Partnership;

(f)	any document or instrument required to be filed with the appropriate governmental body, agency or authority in any jurisdiction in connection with the business, property, assets and undertaking of the Partnership;

(g)	any document or instrument to give effect to any Transfer of an interest in the Partnership or relating to the admission of additional Limited Partners made in accordance with and subject to the terms and restrictions of this Agreement;

(h)	any other instrument or document on behalf of and in the name of the Partnership, including, without limitation, all debt instruments as may be deemed necessary or desirable by the Managing GP to carry out fully this Agreement in accordance with its terms; and

(i)	all other instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary or desirable by the Managing GP to carry out fully this Agreement in accordance with its terms, and hereby ratifies such execution, delivery, swearing, making, recording and filing.

(2)	The Limited Partner by execution of this Agreement confirms that the power of attorney granted in this Agreement is irrevocable during the continuation of the Partnership and is a power coupled with an interest and will survive its insolvency, dissolution, winding up or bankruptcy and extend to bind its successors and assigns, and may, subject to its terms, be exercised by the Managing GP on behalf of the Limited Partner in executing any instrument. The Limited Partner agrees to be bound by any representations and actions made or taken in good faith by the Managing GP pursuant to such power of attorney and hereby waives any and all defences that may be available to contest, negate or disaffirm the action of the Managing GP taken in good faith under this power of attorney. This power of attorney will continue in respect of the Managing GP so long as it is the managing general partner of the Partnership, and will terminate thereafter, but will continue in respect of a New Managing GP as if such New Managing GP were the original attorney.

Section 2.13	Unlimited Liability of the Managing GP; Limitation of Liability.

(1)	The Managing GP will have unlimited liability for the debts, liabilities and obligations of the Partnership.

(2)	Subject to Section 2.14, the Managing GP will not be liable to the Limited Partner for any act, omission or error in judgment taken or made under this Agreement by the Managing GP, honestly and in good faith in the conduct of the business of the Partnership. The Managing GP may rely and act upon and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other document or instrument believed by it to be genuine and to have been signed or presented by the proper party. The Managing GP may rely and act upon any statement, report or opinion prepared by, or any advice received from, the legal counsel, accountants, investment bankers, experts or other professional advisors of it or the Partnership and, provided it exercised reasonable care in selecting such advisors, the Managing GP will not be responsible or held liable for any loss or damage resulting from so relying or acting if it reasonably believed the advice to be within the area of professional competence of the person from whom it was received and it acted honestly and in good faith in relying thereon.

Section 2.14	Limited Liability of Limited Partners.

Subject to the provisions of the LP Act and of such similar legislation in Canada and elsewhere as is applicable to the Partnership, the liability of the Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to its Capital Contribution Balance and solely to the extent required by applicable law, the amount of any Capital Distributions received by it.

Section 2.15	Ensuring Limited Liability of Limited Partner.

The Managing GP will operate the Partnership to ensure to the greatest extent possible the limited liability of the Limited Partner.

Section 2.16	Indemnity of Managing GP.

(1)	To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, the Partnership will indemnify and hold harmless the Managing GP and its shareholders, directors, officers, employees and agents, from any costs, damages, liabilities resulting from or arising out of any act or omission or error of judgment of the Managing GP or any of its shareholders, directors, officers, employees and agents, on behalf of the Partnership or in furtherance of the business of the Partnership unless, in the case of any such person, such costs, damages, liabilities or expenses result from or arise out of any act or omission or error of judgment as a result of which such person is adjudged to have been guilty of negligence or wilful misconduct or to have failed to act honestly and in good faith or to have breached a fiduciary duty to the Partnership or the Limited Partner. This indemnity is in addition to and not a limitation of any other obligation of the Partnership to the Managing GP, including the obligation of the Partnership to reimburse or repay the Managing GP on account of costs, outlays, disbursements and expenditures incurred by or on their behalf, but this indemnity will not be in derogation of the provisions of Section 2.14. So long as any Related Securities are outstanding, no payments in respect of this Section 2.16 from funds of the Partnership (as distinct from funds from other sources, such as insurance) shall be made from amounts allocable any other Person pursuant to the Transaction Documents.

(2)	The Partnership may purchase and maintain (or reimburse the Managing GP for purchasing and maintaining) insurance on behalf of such Persons in such amount as the Managing GP may determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.

(3)	The Managing GP will hold the benefit of this indemnity in trust and as agent for its shareholders, directors, officers, employees and agents.

Section 2.17	Compliance with Laws.

The Limited Partner will, on the request of the Managing GP from time to time, execute, without undue delay, any documents or instruments considered by the Managing GP to be necessary to comply with any applicable law or regulation of the Province of Ontario or any other jurisdiction in which the Partnership carries on business, for the continuation, operation and good standing of the Partnership.

Section 2.18	Other Activities of Managing GP.

The Managing GP shall devote its efforts exclusively to, and for the benefit of, the Partnership and the business of the Partnership and shall not engage in any business or activity, except the business of the Partnership and any activity ancillary or related thereto or in furtherance thereof.

Section 2.19	Other Activities of the Limited Partner and the Shareholders, Directors and Officers of the Partners.

(1)	The Limited Partner may engage in, or hold an interest in, any other business, venture, investment or activity whether or not similar to or competitive with the business of the Partnership.

(2)	Without limiting the foregoing, neither the Limited Partner, nor any shareholder, director, officer or Associate or Affiliate of any Partner shall be in any way precluded from:

(a)	entering into or being interested in any contract or financial or other transaction or arrangement with the Partnership or any of its Associates or Affiliates (including without limitation, any contract, transaction or arrangement of a banking or insurance nature or in relation to the making or assignment of loans, the provision of financial facilities or financial advice to, or the purchase, placing or underwriting of or the subscribing or procuring subscriptions for or otherwise acquiring, holding or dealing with, or acting in any capacity in relation to, the notes, bonds, stocks, shares, debenture stock, debentures or other securities of any of the Partners or any of their respective Associates or Affiliates);

(b)	being a partner of any other partnership constituting or securing any other securities issued by, guaranteed by, or relating to that partnership or any other office of profit under that partnership; or

(c)	providing services to any other partnership or person or entity or carrying on any business (including, without limitation, any business in competition with the Partnership) including, without limitation, the making or assigning of loans, the provision of financial facilities or financial advice to, or the issue, purchase, placing or underwriting of or the subscribing or procuring subscriptions for or otherwise acquiring, holding or dealing with, or acting in any capacity in relation to, any other notes, bonds, stocks, shares, debenture stock, debentures or other securities of any type whatsoever.

Article 3
CAPITAL ACCOUNTS

Section 3.1	Capital Contributions.

The Partners may from time to time make Capital Contributions to the Partnership.

Section 3.2	Initial Capital Contributions.

Contemporaneously with the execution of this Agreement, the Partners made the following Cash Capital Contributions to the Partnership, which amounts shall be reflected in such Partner’s Capital Account Ledger:

Partner	Cash Capital Contribution Amount

Managing GP	$1.00 (in respect of a 0.01% general partnership interest in the Partnership)

Limited Partner	$9999.00 (in respect of a 99.99% limited partnership interest in the Partnership)

Section 3.3	Capital Account Ledger.

The Managing GP shall maintain the Capital Account Ledger or sub-ledgers in respect of each Partner. Any increase or decrease in the Capital Contribution Balance of a Partner shall be credited or debited to such Partner's Capital Account Ledger on each Distribution Day. The Capital Contribution Balance of each Partner as recorded in the Capital Account Ledger from time to time, shall represent such Partner's interest in the capital of the Partnership.

Section 3.4	Additional Cash Capital Contributions.

Prior to making any additional Cash Capital Contribution to the Partnership, the Limited Partner shall be deemed to have represented and warranted to the Managing GP that no Insolvency Event has occurred or will result in respect of the Limited Partner from such Cash Capital Contribution.

Section 3.5	Capital Distributions.

The Managing GP may make Capital Distributions to the Partners, from time to time, as it may determine in its sole discretion.

Section 3.6	Capital Contribution Balance.

(1)	The Managing GP shall determine the Capital Contribution Balance of each of the Partners (which on the date hereof, in respect of each Partner, shall be equal to the initial Cash Capital Contribution set out next to such Partner’s name in Section 3.2) (i) at the date that the Partnership is wound up, and (ii) on such other date as the Limited Partner may reasonably request.

(2)	Following the date hereof, the Capital Contribution Balance of each Partner on any relevant date shall be equal to the sum of the last most recently determined Capital Contribution Balance of the Partner, plus (i) the amount of any Capital Contribution made by the Partner in the period from the last date on which the Capital Contribution Balance of the Partner was calculated to the date of the current calculation; minus (ii) the amount of any Capital Distribution made to the Partner in the period from the last date on which the Capital Contribution Balance of the Partner was calculated to the date of the current calculation.

Section 3.7	No Interest Payable on Accounts.

No Partner has the right to receive interest on any credit balance in its Capital Contribution Balance, and no Partner is liable to pay interest to the Partnership on any deficit in its Capital Contribution Balance.

Section 3.8	Deficit in Accounts.

The interest of a Partner in the Partnership will not terminate by reason of a negative or zero Capital Contribution Balance of the relevant Partner.

Article 4
PROFITS, LOSSES AND DISTRIBUTIONS

Section 4.1	Allocation of Profits and Losses of the Partnership.

(1)	Subject to Section 4.1(2), the Net Income and Net Loss for each Fiscal Year, including for income tax purposes, shall be allocated pro rata to the Partners in respect of their respective Capital Contribution Balances.

(2)	The Managing GP shall make distributions of income to the Partners at such times determined by the Managing GP in a manner consistent with this Section 4.1 and in accordance with Article 5 and applicable law.

Section 4.2	Restriction on Withdrawals and Receipts.

(1)	No Partner (whether in its capacity as such or otherwise) will have any right to withdraw any amount or receive any distribution from the Partnership except in accordance with Article 5 and applicable law.

(2)	Each of the Partners agrees that, notwithstanding any other provision contained in this Agreement or in any other Transaction Document:

(a)	it will not demand, or receive payment of, any distribution in respect of, or on account of, any amounts payable by the Partnership to such Partner under the relevant Transaction Document, in cash or in kind, and will not apply any money or assets in discharge of any such amounts payable to it (whether by set-off or by any other method), unless all amounts then due and payable by the Partnership under the Transaction Documents have been irrevocably paid in full;

(b)	without prejudice to the foregoing, whether in the liquidation of the Partnership or any other party to the Transaction Documents or otherwise, if any payment or distribution (or the proceeds of any enforcement of any security) is received by a Partner in respect of any amount payable by the Partnership to such Partner under the Transaction Documents at a time when, by virtue of the provisions of Article 5, no payment or distribution should have been made, the amount so received shall be held by such Partner in trust for the payor of such amount and shall be paid over to such payor forthwith following receipt thereof (whereupon the relevant payment or distribution shall be deemed not to have been made or received); and

(c)	it shall not claim, rank, prove or vote as creditor of the Partnership or its estate in competition with any prior ranking creditors, or claim a right of set-off until all amounts then due and payable by the Partnership under the Transaction Documents have been irrevocably paid in full.

(3)	Without limiting this Section 4.2, each Limited Partner, for so long as such Person is a Limited Partner, hereby waives any right it may have to receive or hold any property of the Partnership as collateral security, or to receive from the Managing GP or the Partnership, any payment, conveyance, or release from liability if at such time the assets of the Partnership are not sufficient to discharge the partnership liabilities of the Partnership to Persons who are not general or limited partners of the Partnership, in each case solely to the extent required by section 12 of the LP Act.

Section 4.3	Set-Off.

Subject to Section 4.2, the Partnership may set off any of its liabilities or obligations to any Partner against any liabilities or obligations of such Partner to the Partnership under this Agreement or any other agreement, subject to the terms of any relevant agreements between the Partnership and such Partner.

Section 4.4	Compliance with Agreements.

Notwithstanding anything in this Agreement, no Partner will have the right to enforce any distribution that is contrary to any agreements binding on the Partnership or any applicable law.

Article 5
PAYMENTS

Section 5.1	Payments when Related Securities Repaid.

From the date when the Related Securities have been irrevocably and fully repaid and the Trust has provided the Partnership with notice that no further Related Securities will be issued, all remaining amounts standing to the credit of the bank accounts of the Partnership shall be allocated to make Capital Distributions of all remaining monies to the Partners pro rata and pari passu to their respective Capital Contribution Balances as calculated on the immediately preceding Prescription Date for the final tranche or series of Related Securities then outstanding in accordance with the terms of this Agreement.

Article 6
MANAGEMENT OF THE PARTNERSHIP

Section 6.1	General Authority and Obligations of the Managing GP.

(1)	Subject to Section 6.3, the Managing GP (i) has unlimited liability for the debts, liabilities and obligations of the Partnership, (ii) except as expressly provided in this Agreement, is authorized and obliged to manage, control, administer and operate the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership and to represent the Partnership, and (iii) has the full right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the objects, purposes and business of the Partnership for and on behalf of the Partnership. In so doing, the Managing GP has all of the rights and powers of a general partner as provided in the LP Act and as otherwise provided by law and any action taken by the Managing GP will constitute the act of and shall serve to bind the Partnership. The power of the Managing GP to represent the Partnership in dealings with third parties is unrestricted insofar as third parties are concerned and no person dealing with the Partnership will be required to inquire into the authority of the Managing GP to take any act or proceeding, to make any decision or to execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership.

Section 6.2	General Powers of the Managing GP.

(1)	Subject to Section 6.3, and without limiting the generality of Section 6.1, the Managing GP has full power and authority for and on behalf of and in the name of the Partnership:

(a)	to negotiate, enter into, execute, deliver and perform any agreement in connection with the establishment, operation, conduct or expansion of the business of the Partnership;

(b)	to manage and control all of the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary thereto, including the execution and delivery and performance of the Transaction Documents and all documents, agreements, instruments, certificates, assignments, reassignments, amendments, supplements or financing statements contemplated thereby or related thereto;

(c)	to maintain the records and accounts of the Partnership, including those required to be maintained pursuant to the terms of this Agreement and applicable law, and provide reports to the Partners;

(d)	to acquire any real or personal property required or desirable for the business of the Partnership and to dispose of any property of the Partnership;

(e)	to borrow money from time to time without limit as to the amount, cost or terms of payment thereof, to draw, make, execute and issue promissory notes, evidences of notes, evidences of indebtedness and other negotiable or non-negotiable instruments and to secure the payment thereof by mortgage, charge, debenture, hypothecation, pledge or by the creation of any other appropriate security interest;

(f)	to cause the Partnership to provide guarantees, indemnities and other forms of assurance;

(g)	to cause the Partnership to provide security for any of its obligations;

(h)	to cause the Partnership to acquire or maintain insurance coverage of any type;

(i)	to employ, retain, engage or dismiss all Persons necessary for the conduct of the business of the Partnership;

(j)	to delegate any of its duties to such other Persons as it sees fit;

(k)	to retain such legal counsel, experts, advisors or consultants as the Managing GP considers appropriate and to rely upon the advice of such Persons;

(l)	to open and operate any bank account;

(m)	to establish any required place of business of the Partnership;

(n)	to pay all costs and expenses of the Partnership;

(o)	to commence or defend any action or proceeding by, against or in connection with the Partnership;

(p)	to collect, sue for and receive all sums of money or other property or items that are believed due to the Partnership;

(q)	to file returns required by any governmental or like authority;

(r)	to execute and file any elections that are referred to in the Income Tax Act or other applicable tax legislation as are in its reasonable opinion appropriate in the circumstances;

(s)	to invest funds of the Partnership not immediately required for the business of the Partnership;

(t)	to enter into hedge contracts or similar arrangements to permit the Partnership to mitigate or eliminate the Partnership’s exposure to interest rate fluctuations or foreign exchange or other risks associated with the business;

(u)	to make distributions; and

(v)	to do anything that is provided for in this Agreement or that is in furtherance of or is incidental to or is necessary or desirable in respect of the business of the Partnership, including, without limitation, to do all such acts and things and execute all such agreements and other instruments as are necessary to give effect to the transactions described or contemplated by any Offering Document whether or not specifically mentioned in this Agreement.

Section 6.3	Limitation on Authority of Managing GP.

(1)	Notwithstanding the general authority and powers granted to the Managing GP under this Agreement, unless contemplated in or required to comply with any of the Transaction Documents to which the Partnership is a party, the Managing GP will not, without the consent of the Limited Partner, and will not cause the Partnership to:

(a)	have an interest in any bank account, other than as set out in the Transaction Documents;

(b)	have any employees or premises or subsidiaries;

(c)	acquire any material assets other than pursuant to or in accordance with the terms of a Series Purchase Agreement, this Agreement and the other Transaction Documents to which it is a party;

(d)	transfer, sell, exchange, lend, part with or otherwise dispose of, or deal with, or grant any option or present or future right to acquire any of its assets or undertakings or any interest, estate, right, title or benefit therein or thereto or agree or attempt or purport to do so except pursuant to and in accordance with the terms of the Transaction Documents to which it is a party;

(e)	enter into any contracts, agreements or other undertakings other than the Transaction Documents;

(f)	incur any indebtedness in respect of borrowed money whatsoever or give any guarantee or indemnity in respect of any such indebtedness other than pursuant to the Transaction Documents;

(g)	create or permit to subsist any mortgage, security, pledge, lien, charge, hypothec or other security interest whatsoever (unless arising by operation of law), upon the whole or any part of its assets or its undertakings, present or future other than as created or permitted in the Transaction Documents to which it is a party;

(h)	change the name or business of the Partnership or do any act in contravention of, or make any amendment to this Agreement except in accordance with the terms of this Agreement;

(i)	do any act which makes it impossible to carry on the business of the Partnership, including dissolving, terminating, winding-up or otherwise discontinuing the Partnership;

(j)	compromise, compound or release any debt due to it;

(k)	commence, defend, consent to a judgment, settle or compromise any litigation or other claims relating to it or any of its assets;

(l)	permit a person to become a general or limited partner (except in accordance with the terms of this Agreement); or

(m)	consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entirety to any other person.

(2)	Notwithstanding the general authority and powers granted to the Managing GP under this Agreement, all material transactions and agreements involving the Partnership (other than the Transaction Documents) must be approved by the Managing GP’s board of directors.

Section 6.4	Meetings of the Partners.

(1)	A meeting of the Partners may be called by the Managing GP in its discretion.

(2)	The Managing GP shall, upon a request from the Limited Partner, call a meeting of the Partners.

(3)	The Managing GP shall deliver notice of the time, place and business to be conducted at any meeting of the Partners at least 15 Business Days prior to any meeting of the Partners unless such period of notice is waived by the Limited Partner.

Section 6.5	Title to Property.

The Managing GP may hold legal title to any or all property of the Partnership in its name for the benefit of the Partnership.

Section 6.6	Discharge of Duties of Managing GP.

The Managing GP agrees to exercise its powers and discharge its duties under this Agreement honestly, in good faith and in the best interests of the Partnership and in connection therewith shall exercise the standard and degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances.

Section 6.7	Reimbursement.

The Managing GP will, subject to the terms of Article 5, be entitled to be reimbursed by the Partnership for all out-of-pocket expenses incurred in the performance of its duties under this Agreement.

Section 6.8	Commingling of Funds.

The funds and assets of the Partnership shall not (except in accordance with the terms of this Agreement and the other Transaction Documents) be commingled with the funds or assets of the Managing GP or of any other Persons.

Section 6.9	Execution of Documents

Any and all powers of the Managing GP may be exercised by the execution and delivery by such Person or an agent, director, officer or employee of such Person designated by such Person for and on behalf of and in the name of the Partnership, and under seal or otherwise, of agreements, instruments, deeds or other documents in such forms as the Managing GP, or its agent, director, officer or employee designated for such purpose may deem sufficient.

Section 6.10	Delegation

The Managing GP may contract with any other Person to carry out any of its duties and may delegate to such Person any power and authority of such Person under this Agreement, but no such contract or delegation will relieve the Managing GP of any of its obligations under this Agreement, including its obligations in connection with the control of the business, affairs and undertaking of the Partnership.

Section 6.11	Ostensible Authority.

The Managing GP will, where it deems necessary and practicable, insert, and cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Golden Credit Card Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.”

Section 6.12	Decisions by Partners following the appointment of a liquidator or receiver to any Partner.

Without limiting anything else contained in this Agreement, at any time a liquidator or receiver is appointed in respect of a Partner, any decisions of the Partnership that are reserved to that Partner or that requires the unanimous consent of the Partners will be made by the Partner(s) not then in liquidation or receivership, as the case may be, and such Partner shall be deemed to have consented to such decision.

Section 6.13	Officers

(1)	The Managing GP may appoint authorized officers of the Partnership (“Authorized Officers”) who may, on behalf of the Partnership, execute agreements to which the Partnership is a party and any document or certificate to be delivered for them or under them. Any Authorized Officer will have the right and authority to perform duties the Managing GP delegates to them. Each Authorized Officer will hold office for the term for which the Authorized Officer is appointed and until a successor is appointed and qualified or until the Authorized Officer’s death, resignation or removal. A Person may hold multiple offices.

(2)	Each Authorized Officer has the right and authority to take all actions specifically stated in the Declaration or this Agreement which may be taken by the Partnership or which the Authorized Officer considers necessary or advisable for the management and conduct of the Partnership’s business.

(3)	Any Authorized Officer of the Partnership may be removed, with or without cause, by the Managing GP at any time. Any Authorized Officer of the Partnership may resign at any time by notice to the Partnership. Resignation will be made in writing and will take effect at the time stated in the notice or, if no time is stated, at the time the Managing GP receives the notice. Any vacancy occurring in any office of the Partnership may be filled by the Managing GP. The compensation, if any, of the Authorized Officers of the Partnership will be determined by the Managing GP.

Article 7
REGISTERED OFFICE, BOOKS AND RECORDS, FINANCIAL
INFORMATION AND OTHER GENERAL PARTNER COVENANTS

Section 7.1	Registered Office.

The Managing GP will maintain a registered office at 200 Bay Street, Toronto, Ontario M5J 2J5, and/or at such other place or places in Canada as the Managing GP may from time to time determine, and keep there a copy of this Agreement and any amendments hereto and copies of any other documents required to be so kept pursuant to section 33 of the LP Act or any other laws of similar application in any other jurisdiction in which the Partnership carries on business;

Section 7.2	Records.

The Managing GP will:

(a)	maintain a record (the “Record”) and record therein the full names and addresses of the Partners;

(b)	maintain and update the Record and such other records as may be required by law; and

(c)	from time to time make on behalf of the Partnership all filings with any Governmental Authority that are required to be made by the Partnership.

Section 7.3	Books of Account.

The Managing GP must keep and maintain, or cause to be kept and maintained, at its principal place of business, separate from any records of the Managing GP or any other Person, full, complete and accurate books of account, and records of the business of the Partnership, including the Capital Account Ledger for each Partner which shall record the balance of each Partner’s Capital Contributions and distribution of those Capital Contributions.

Section 7.4	Inspection of Record and Books of Account.

(1)	Any Partner may, upon five Business Days’ written notice to the Managing GP, inspect copies of the books and records of the Partnership, including, without limitation, the Record, any of the documents to which access is permitted pursuant to section 33(3) of the LP Act and any documents referred to in Section 7.3, at the Limited Partner’s expense during normal business hours.

(2)	Without limitation of any audit rights the Limited Partner may have pursuant to any other agreement among the parties to this Agreement, the Limited Partner may, at its expense and upon reasonable written notice to the Managing GP, audit the books of account and records of the business of the Partnership.

Section 7.5	Appointment of Auditor.

(1)	The Managing GP, with the consent of the Limited Partner, may retain an auditor to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year.

(2)	Following appointment, any auditor retained pursuant to subsection 7.5(1) may be replaced by the Managing GP or a new auditor may be appointed by the Managing GP, in each case with the consent of the Limited Partner.

Section 7.6	Annual Report, Financial Information and Income Tax Information.

Within 90 days after the end of each Fiscal Year (or such shorter period of time as may be required by, or necessary in order to comply with, applicable law), the Managing GP will forward or cause to be forwarded to each Partner and to each Person who was shown on the Record as a Partner during such Fiscal Year:

(a)	if requested by a Partner, financial statements of the Partnership as at the end of, and for, such Fiscal Year (prepared in accordance with IFRS, consistently applied);

(b)	a report of distributions to Partners in respect of such Fiscal Year;

(c)	such other information as is required to be provided to Partners pursuant to applicable legislation; and

(d)	information concerning the amount of Taxable Income or Taxable Loss and credits and charges to capital allocated to such Person and such other information as may be necessary to enable such Person to file applicable Canadian federal and provincial income tax returns with respect to such Person’s income from the Partnership in respect of such Fiscal Year.

Article 8
NEW LIMITED PARTNERS

Section 8.1	Transfer.

(1)	No change of name or address of a Limited Partner, no Transfer of an interest in the Partnership and no admission of a new Partner will be effective for the purposes of this Agreement until:

(a)	written notice of the same has been delivered to each of the Partners;

(b)	each of the Partners has consented thereto (provided that such consent shall not be required for the Limited Partner to Transfer all or a portion of its interest in the Partnership to a Subsidiary, provided such Subsidiary is not a Non-resident);

(c)	the transferee has, in accordance with the requirements of this Agreement, delivered a form of transfer and power of attorney satisfactory to the Managing GP, acting reasonably, and agreed to accede to and become bound by this Agreement and has delivered such documents and other instruments as the Managing GP may reasonably request; and

(d)	such change, transfer or addition is duly reflected in the Record.

The names and addresses of the Limited Partner(s) as reflected from time to time in the Record, as from time to time amended, will be conclusive as to such facts for all purposes of the Partnership.

(2)	Upon receipt of any notice in writing from any Partner complying with the terms of this Agreement and requiring the updating of the Record or any similar document or instrument or other filing under the LP Act or legislation similar to the LP Act in other provinces and territories, the Managing GP shall prepare, file and record such update in the Record or other document or instrument or other filing.

Article 9
REMOVAL AND RESIGNATION OF THE MANAGING GP

Section 9.1	Assignment of Interest of Managing GP.

Except with the prior approval of all other Partners, or as otherwise expressly provided in this Agreement, the Managing GP shall not sell, assign, transfer or otherwise dispose (including by way of amalgamation, arrangement, merger or consolidation) of its interest in the Partnership.

Section 9.2	Removal of Managing GP.

(1)	Upon the occurrence of any of the following events:

(a)	the passing of any resolution of the directors or the shareholder of the Managing GP requiring or approving the bankruptcy, dissolution, liquidation or winding up of the Managing GP;

(b)	the making of any assignment for the benefit of creditors of the Managing GP, or upon the appointment of a receiver of the assets and undertaking of the Managing GP, or

(c)	the appointment of a receiver of the assets and undertaking of the Managing GP,

(each a “Managing GP Default Event”),

the Managing GP shall cease to be the managing general partner of the Partnership.

Section 9.3	Resignation of Managing GP.

The Managing GP may resign as the managing general partner on not less than 180 days’ written notice to the other Partners, and such resignation will become effective upon the earlier of the appointment of a replacement by unanimous consent of the remaining Partners and the last day of such 180 day period, provided, however, that the Managing GP may not resign if the effect thereof would be to dissolve the Partnership.

Section 9.4	Transfer to New Managing GP.

On the admission to the Partnership of the new Managing GP of the Partnership (the “New Managing GP”) and the removal or resignation of the Managing GP, the departing Managing GP (the “Departing Managing GP”) must do all things and take all steps necessary or desirable to transfer to the New Managing GP the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the New Managing GP and must execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

Section 9.5	Release.

On the resignation or removal of the managing general partner, the Partnership will release and hold harmless the resigning or removed Managing GP from all costs, damages, liabilities or expenses suffered or incurred by it as a result of or arising out of events occurring after such resignation or removal, as the case may be, other than as a result of or arising out of any wilful act by the Departing Managing GP in relation to the Partnership occurring after such resignation or removal, as the case may be.

Section 9.6	Transfer of Title to New Managing GP.

On the removal or withdrawal of the Managing GP and the admission of the New Managing GP, the Departing Managing GP, at the cost of the Partnership, must transfer title to all of the Partnership’s property that is registered in the name of the Departing Managing GP to the name of the New Managing GP. The Departing Managing GP must execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

Section 9.7	New Managing GP.

The New Managing GP must not be a Non-resident and must become a party to this Agreement by signing a counterpart to this Agreement and confirming that the representations, warranties and covenants in Section 2.8(1) are true and correct in respect of the New Managing GP. The New Managing GP must agree to be bound by all of the provisions of this Agreement and any other agreement respecting the Partnership to which the Departing Managing GP is bound and must assume the obligations, duties and liabilities of the Managing GP under such agreements as of the date that the New Managing GP becomes the managing general partner of the Partnership.

Article 10
DISSOLUTION OF PARTNERSHIP

Section 10.1	Events of Dissolution.

The Partnership will be dissolved on the earliest to occur of:

(a)	the authorization by a resolution of the Limited Partner in writing of such dissolution, provided that the effective time of such resolution is at least two (2) years after the Prescription Date for the final tranche or series of Related Securities then outstanding; and

(b)	the date of a dissolution caused by operation of law.

Section 10.2	Events Not Causing Dissolution.

Except as expressly provided in Section 10.1(a), the Partnership will not be dissolved or terminated by the amendment of this Agreement or the Record or by the resignation, removal, bankruptcy, insolvency, dissolution, liquidation, winding up or receivership of, or the admission, resignation or withdrawal of any Partner.

Section 10.3	Receiver.

Upon the occurrence of any of the events set out in Section 10.1, the Managing GP will serve as the receiver of the Partnership, provided that if such Person is unable or unwilling to act in such capacity, such Person shall, with the consent of the Limited Partner, appoint some other appropriate Person or party to act as the receiver of the Partnership.

Section 10.4	Liquidation of Assets and Distribution of Proceeds of Liquidation.

(1)	The receiver appointed pursuant to Section 10.3 will prepare or cause to be prepared a statement of financial position of the Partnership, a copy of which will be forwarded to each Person who was shown on the Record as a Partner at the date of dissolution. Subject to the terms of the Transaction Documents, the receiver will wind up the affairs of the Partnership and all property of the Partnership will be liquidated in an orderly manner and will distribute the net proceeds of the liquidation of the Partnership in accordance with Article 5. The receiver will manage and operate the assets and undertaking of the Partnership and will have all powers and authority of the Managing GP under this Agreement. The receiver will be paid its reasonable fees and disbursements incurred in carrying out its duties as such.

(2)	If the Partnership is required to make “in specie” distributions of property in lieu of cash, then the fair market value (as determined by the receiver) thereof shall be used to determine the amounts to be distributed under this Section 10.4, and in the event that “in specie” distributions are required in a case where the Partnership has granted security on any of its assets, then such assets may be distributed directly or indirectly (including via another entity) in such manner as is considered appropriate by the Managing GP so as to preserve such security interest while giving the Partners, directly or indirectly, the pro rata interests they are entitled to.

Section 10.5	Termination of Partnership.

The Partnership will terminate when all of its assets have been sold and the net proceeds therefrom, after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership to creditors and all reserves, have been distributed as provided in this Article 10.

Article 11
AMENDMENTS

Section 11.1	Generally.

Subject to Section 11.2, this Agreement may be amended only by an agreement in writing signed by each of the Partners.

Section 11.2	Amendments by Managing GP.

(1)	From time to time and without prior notice to, or the consent of, any Partner, the Managing GP may amend any provision of this Agreement or add any provision hereto if such amendment or addition is, in the opinion of counsel to the Partnership, necessary or desirable for the protection or benefit of the Limited Partner or necessary or desirable to cure an ambiguity in, or to correct or supplement, any provision contained in this Agreement which is defective or inconsistent with any other provision contained in this Agreement or any of the Transaction Documents, provided that such cure, correction or supplemental provision does not and will not affect adversely the interests of the Limited Partner without such Person’s written consent.

(2)	For purposes of greater certainty and without limiting Section 11.2(1), the Managing GP may make amendments to this Agreement (subject to the consent of the Limited Partner) to reflect:

(a)	a change in the name of the Partnership or the location of the principal office of the Partnership or the registered office of the Partnership;

(b)	the admission, substitution, withdrawal or removal of the Limited Partner in accordance with this Agreement;

(c)	a change that, as determined by the Managing GP, is reasonable, necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership in which the Limited Partner has limited liability under the applicable laws;

(d)	a change that, as determined by the Managing GP, is reasonable, necessary or appropriate to enable the Partnership to take advantage of, or not be detrimentally affected by, changes in the Income Tax Act or other taxation laws; or

(e)	a change to amend or add any provision, cure any ambiguity or correct or supplement any provisions contained in this Agreement that may be defective or inconsistent with any other provision contained in the Agreement or any of the Transaction Documents, or which should be made to make the Agreement consistent with the disclosure set out in any Offering Document.

Section 11.3	Notice of Amendment.

The Managing GP shall notify, or shall cause notice to be delivered to, each of the other Partners of the full details of any amendment or waiver to this Agreement or any other Transaction Document to which it or the Partnership is a party within five Business Days of the effective date of such amendment or waiver, provided that failure to deliver such notice shall not constitute a breach of its obligations under this Agreement or any other Transaction Document.

Article 12
CONFIDENTIALITY

Section 12.1	Confidentiality.

(1)	Subject to Section 12.1(2), each of the Partners agrees not to disclose to any person any information relating to the business, finances or other matters of a confidential nature of or relating to any other party to this Agreement or any of the Transaction Documents which it may have obtained as a result of having entered into this Agreement or otherwise.

(2)	The provisions of Section 12.1(1) shall not apply:

(a)	to the disclosure of any information to any Person who is a party to any of the Transaction Documents as expressly permitted by the Transaction Documents;

(b)	to the disclosure of any information which is or becomes public knowledge, otherwise than as a result of the wrongful conduct of the recipient;

(c)	to the extent that the recipient is required to disclose the same pursuant to and in accordance with (i) any law or order of any court or (ii) any direction or requirement (whether or not having the force of law) of any central bank or any governmental or other regulatory, securities or taxation authority.

(d)	to the extent required to protect or enforce any of its rights under any of the Transaction Documents or under this Agreement or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such Persons as require to be informed of such information for such purposes;

(e)	to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality;

(f)	to the disclosure of any information with the consent of the parties to this Agreement;

(g)	to the disclosure to the Rating Agencies or any of them of such information as may be requested by any of them for the purposes of setting or reviewing the rating assigned to the Related Securities (or any of them), provided that no information which would disclose the identity of an Obligor shall be disclosed to the Rating Agencies or any of them; or

(h)	to the disclosure of any information disclosed to a prospective transferee of the Limited Partner, provided that it is disclosed on the basis that the recipient will hold it confidential.

Article 13
MISCELLANEOUS

Section 13.1	Effective Time.

This Agreement shall be effective at 12:00 a.m. (Toronto time) on the date first noted above.

Section 13.2	Notices.

(1)	Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth in the Record, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Partnership to:

Golden Credit Card Limited Partnership
c/o Golden Credit Card GP Inc.
200 Bay Street
12th Floor
Royal Bank Plaza, South Tower
Toronto, Ontario, M5J 2J5

Attention:	Director, Asset Securitization
Fax:	(416) 974-1368

(b)	in the case of the Managing GP to:

Golden Credit Card GP Inc.
200 Bay Street
12th Floor
Royal Bank Plaza, South Tower
Toronto, Ontario, M5J 2J5

Attention:	Director, Asset Securitization
Fax:	(416) 974-1368

in the case of the Limited Partner to:

Royal Bank of Canada
c/o Corporate Treasury
14th Floor
155 Wellington Street West
Toronto, Ontario M5V 3K7

Attention:	Director, Asset Securitization
Fax:	(416) 974-1368

(2)	Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 5:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (iii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

(3)	Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

Section 13.3	Time of the Essence.

Time will be of the essence of this Agreement.

Section 13.4	Third Party Beneficiaries.

Except as expressly otherwise provided in this Agreement, the parties intend that this Agreement will not benefit or create any right or cause of action in, or on behalf of, any Person other than the parties to this Agreement and no Person, other than a party will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 13.5	Binding Effect.

This Agreement will be binding upon and enure to the benefit of the parties hereto and any partner who may from time to time be admitted to the Partnership in accordance with the terms of this Agreement, their respective successors and, to the extent permitted hereunder, assigns.

Section 13.6	Further Assurances.

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as may be reasonably necessary to carry out the terms and intent of this Agreement.

Section 13.7	Limited Partner Not A General Partner.

If any provision of this Agreement has the effect of imposing upon the Limited Partner any of the liabilities or obligations of a general partner, such provision will be of no force and effect but the remainder of this Agreement will continue in effect.

Section 13.8	Waiver.

(1)	No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar), nor will such waiver be binding unless executed in writing by the party to be bound by the waiver.

(2)	No failure on the part of a party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 13.9	Successors and Assigns.

(1)	This Agreement will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement will be assignable or transferable by any party except in accordance with the terms of this Agreement.

Section 13.10	Severability.

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

Section 13.11	Governing Law.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 13.12	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile, portable document format (PDF) or other electronic means) and all such counterparts taken together will be deemed to constitute one and the same instrument. This Agreement may be executed by way of electronic signature (including through an information system) and any such execution of this Agreement shall be of the same legal effect, validity or enforceability as a manually executed signature.

Section 13.13	No Personal Liability for Limited Partners.

No Limited Partner shall have any liability as a general partner of the Partnership.

Section 13.14	Submission to Jurisdiction.

Each Partner irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario in respect of any action or proceeding relating in any way to this Agreement.

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IN WITNESS WHEREOF the parties have entered into this Limited Partnership Agreement as of the date first above written.

GOLDEN CREDIT CARD GP INC.

Per:	/s/ Boris Kogut
Name: Boris Kogut
Title: Director

Per:	/s/ David Power
Name: David Power
Title: Director

ROYAL BANK OF CANADA

Per:	/s/ Jason Drysdale
Name: Jason Drysdale
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Deputy Treasurer

[RBC PROJECT EAGLE – Signature page to the LP Agreement]

Schedule 1

Additional Representations and Warranties

(a)	No encumbrance exists over or in respect of any of its assets.

(b)	It has not engaged in any activities since its incorporation other than:

(i)	those incidental to its registration under the Business Corporations Act (Ontario);

(ii)	other appropriate corporate steps;

(iii)	the authorisation and execution of the relevant Transaction Documents; and

(iv)	the activities referred to or contemplated by the relevant Transaction Documents or in any Offering Document as being performed by it.

(c)	Since its date of incorporation there has been no material adverse change in its financial position or prospects.

(d)	It is not the subject of any governmental or official investigation or inquiry and to its knowledge, none is progressing or pending or has been threatened in writing against it, which may have a material adverse effect on any of it, any relevant Transaction Document, and/or the issue and offering of Related Securities.

(e)	No litigation, arbitration or administrative proceedings of or before any court, tribunal or governmental body has been commenced or, so far as it is aware are pending or threatened against it or any of its assets or revenues which may have a material adverse effect on it, any relevant Transaction Document and/or the issue and offering of Related Securities.

(f)	It has at all times carried on and conducted its affairs and business in its own name as a separate entity and in accordance with its constating documents and all laws and regulations applicable to it and shall continue to do so throughout the continuation of the Partnership.

(g)	It has at all times kept or procured the keeping of proper books of account and records separate from any person or entity.

(h)	All acts, conditions and things required to be done, fulfilled and performed in order:

(i)	to enable it to lawfully enter into each relevant Transaction Document;

(ii)	to enable it lawfully to exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the relevant Transaction Documents; and

(iii)	to ensure that the obligations expressed to be assumed by it in the relevant Transaction Documents are legal, valid, binding and enforceable against it,

have been, fulfilled and performed and are in full force and effect or, as the case may be have been effected, and no steps have been taken to challenge, revoke or cancel any such authorization obtained or effected.

(i)	It has duly executed the relevant Transaction Documents.

(j)	Its entry into and the execution (and, where appropriate, delivery) of the relevant Transaction Documents and the performance by it of its obligations under the relevant Transaction Documents do not and will not conflict with or constitute a breach or infringement of:

(i)	its articles or by-laws;

(ii)	any law applicable to it; or

(iii)	any agreement, indenture, contract, mortgage, deed or other instrument to which it is a party or which is binding on it or any of its assets.

(k)	The obligations expressed to be assumed by it under the relevant Transaction Documents are legal and valid obligations, binding on it and enforceable against it in accordance with their terms.

(l)	The Transaction Documents to which it is a party have been entered into in good faith for its own benefit and on arm’s length commercial terms.

(m)	It is not in breach of or default under any agreement, indenture, contract, mortgage, deed or other instrument to which it is a party or which is binding on it or any of its assets.

(n)	It is not necessary that any relevant Transaction Document in relation to it be filed, recorded or enrolled with any court or other authority in any jurisdiction in which the assets of the Partnership are located.

(o)	It does not require the consent of any other party or the consent, licence, approval or authorisation of any Governmental Authority in connection with the entering into or performance of the relevant Transaction Documents.